EXHIBIT 10.49

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AMENDED AND RESTATED

STF SUPPLY AGREEMENT

This Amended and Restated STF Supply Agreement (this “Agreement”), dated this 30th day of April, 2007, by and among MEMC ELECTRONIC MATERIALS, INC., a Delaware corporation with its principal place of business at 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376 (“MEMC”), PCS PHOSPHATE COMPANY, INC., a Delaware corporation with its principal place of business at Hwy 306 N, Aurora, North Carolina 27806 (“PCS Phosphate”), and PCS SALES (USA), INC., a Delaware corporation (“PCS Sales”) (PCS Phosphate and PCS Sales may be collectively referred to as “PCS”) amends and restates the STF Supply Agreement dated as of October 31, 2005 (the “Original Agreement”) by and among the same parties. PCS Phosphate and PCS Sales are indirect, wholly owned subsidiaries of Potash Corporation of Saskatchewan Inc. PCS and MEMC are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, MEMC uses silicon tetrafluoride (“STF”) in its manufacturing plant in Pasadena, Texas;

WHEREAS, pursuant to the Original Agreement, PCS Phosphate agreed to install, operate and maintain one STF plant (“[*****]”) at PCS Phosphate’s site in Aurora, North Carolina (the “PCS Site”);

WHEREAS, MEMC desires and PCS Phosphate agrees to use reasonable best efforts to install, operate and maintain [*****] additional STF plants (“[*****]”) at the PCS Site; and

WHEREAS, MEMC wishes to purchase all of the STF produced at the PCS Site from PCS Sales and PCS Sales agrees to use its reasonable best efforts to supply the STF on the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing premises and the promises set forth below, the Parties hereby agree to amend and restate the Original Agreement as follows:

1. DEFINITIONS.

As used in this Agreement, the following terms shall have the meanings set forth in this Article 1:

1.1 “Additional Cost” shall have the meaning set forth in Section 2.1(b) of this Agreement.

1.2 “Adjusted Base Price” shall have the meaning set forth in Section 4.1(b) of this Agreement.

1.3 “Base Cost” shall have the meaning set forth in Section 2.1(b) of this Agreement.

1.4 “Base Price” shall have the meaning set forth in Section 4.1(a) of this Agreement.

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1.5 “Commencement Notice” shall have the meaning set forth in Section 2.1(a) of this Agreement.

1.6 “Contract Year” shall have the meaning set forth in Section 5.1 of this Agreement.

1.7 “Effective Date” shall mean the later of (a) the date of this Agreement or (b) the date on which this Agreement is approved by the Board of Directors of Potash Corporation of Saskatchewan Inc.

1.8 “event of force majeure” shall have the meaning set forth in Article 9 of this Agreement.

1.9 “Extension Term” shall have the meaning set forth in Section 5.2 of this Agreement.

1.10 “Force Majeure Payment” shall have the meaning set forth in Section 2.1(c) of this Agreement.

1.11 “Force Majeure Provisions” shall mean those provisions in Article 9 of this Agreement relating to the occurrence of an event of force majeure.

1.12 “FSA” shall mean fluorosilicic acid meeting the specification set forth in Exhibit F to this Agreement and all references to a ton of FSA shall mean a ton of FSA, on a 100% basis.

1.13 “Initial Term” shall have the meaning set forth in Section 5.1 of this Agreement.

1.14 “Letter of Credit” shall have the meaning set forth in Section 2.1(c) of this Agreement.

1.15 “MEMC” shall have the meaning set forth in the first paragraph of this Agreement.

1.16 “MEMC Competitor” shall have the meaning set forth in Section 6.1 of this Agreement.

1.17 “MEMC STF Technology” shall mean technical information, including know-how, processes and trade secrets, acquired or possessed by MEMC on or after [*****] relating to the manufacture, testing or quality control of STF, as set forth in Exhibit M to this Agreement and as the same may be updated from time to time.

1.18 “PCS,” “PCS Phosphate” and “PCS Sales” shall have the meaning set forth in the first paragraph of this Agreement.

1.19 “PCS Site” shall have the meaning set forth in the recitals to this Agreement.

1.20 “PCS Technology” shall mean technical information, including know-how, processes and trade secrets, acquired or possessed by PCS on or after [*****] relating to the manufacture, testing or quality control of STF which PCS has a right to license to third parties.

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1.21 “PPI” shall have the meaning set forth in Section 4.1 of this Agreement.

1.22 “Purchase Requirement” shall have the meaning set forth in Section 3.1 of this Agreement.

1.23 “STF” shall have the meaning set forth in the recitals to this Agreement and meet the specifications as described in Section 3.7 of this Agreement.

1.24 “STF Production Equipment” shall mean [*****] as set forth in Section 2.1 of this Agreement and all associated equipment used in or required to produce STF.

1.25 “STF Trailers” shall have the meaning set forth in Section 3.9 of this Agreement.

1.26 “Success Criteria” shall have the meaning set forth in Section 4.1(b) of this Agreement.

1.27 “Term of this Agreement” shall mean the Initial Term and any and all Extension Terms.

1.28 “Ton,” “short ton” and “ST” are used herein interchangeably and shall each mean 2,000 pounds.

2. STF PLANTS

2.1 STF Production Equipment/Costs.

(a) Subject to Section 2.1(b) of this Agreement, PCS Phosphate, either directly or through a contractor, at its sole cost, will engineer, design, construct and own [*****] STF plants ([*****]) at the PCS Site. Each STF plant will be designed with a minimum production capacity of [*****] tons per year. When each STF unit is capable of producing a saleable quantity of STF, PCS Phosphate shall issue a Commencement Notice to MEMC for such STF unit. PCS Phosphate issued to MEMC a Commencement Notice dated [*****] for [*****]. PCS Phosphate will use reasonable best efforts to have (i) [*****] producing STF by [*****] and (ii) [*****] each producing STF by [*****]. In the event that PCS Phosphate is unable to meet any one of these deadlines, MEMC agrees that PCS shall have no liability to MEMC for direct, special, indirect or consequential damages, including damages for economic loss, such as business interruption or loss of profits.

(b) PCS Phosphate has provided and MEMC has reviewed and approved the proposed capital budget of [*****] Dollars ($[*****]) for the [*****] project, as set forth in Exhibit A to this Agreement (“Base Cost”). If PCS Phosphate, in its sole discretion, determines that it will exceed the Base Cost in order to meet the Success Criteria, set forth in Section 4.1(b) of this Agreement, MEMC agrees and approves that PCS Phosphate, in its sole discretion, can spend up to an additional [*****] Dollars ($[*****]) on [*****] (“Additional Cost”); provided, however, that (i) PCS shall provide written notice to MEMC that such Additional Cost is necessary, and (ii) PCS shall provide written detail to MEMC of all components of such Additional Cost.

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(c) MEMC understands and agrees that (i) PCS Phosphate is incurring the engineering, design and construction costs pursuant to Section 2.1(a) herein for the sole benefit of MEMC, (ii) PCS Phosphate has no other use to which such engineering, design and construction can be applied other than the production of STF for MEMC, (iii) PCS Phosphate is relying on MEMC’s STF Technology, and (iv) MEMC is the only prospective purchaser of the STF. In order to provide assurance for the reimbursement of such costs and as a condition to PCS’s entry into this Agreement, MEMC shall have delivered, on or before the Effective Date of this Agreement, to PCS Phosphate and shall cause to remain in effect (with a term ending no earlier than ninety (90) days prior to the then current expiry date) an irrevocable standby letter of credit (the “Letter of Credit”) in PCS Phosphate’s favor in the original undrawn face amount of $[*****] issued by a United States commercial bank acceptable to PCS Phosphate and in substantially the form attached hereto as Exhibit B (with such differences as shall be acceptable to PCS Phosphate in its sole discretion) to secure all of MEMC’s obligations to reimburse PCS for the Base Cost and the Additional Cost, if any. In the event this Agreement is terminated by PCS pursuant to Section 5.3 of this Agreement due to (x) an “Event of Default” (as defined in Section 5.3) by MEMC of this Agreement or (y) any Letter of Credit is not renewed or a supplemental Letter of Credit is not delivered, in each case as further described below, then PCS will be entitled to draw on all of the Letters of Credit and apply the proceeds thereof to reimburse PCS for all of the Base Cost and Additional Cost incurred by PCS. MEMC agrees that PCS’s right to draw on the Letters of Credit upon the occurrence of such Event of Default is in addition to and cumulative with all other rights of, and remedies available to, PCS under this Agreement or at law or equity. In addition, if an event of force majeure occurs with respect to MEMC and such event of force majeure lasts more than 180 calendar days, then PCS will not be entitled to terminate this Agreement, but PCS will be entitled to draw on all of the Letters of Credit and shall deposit all such funds in an interest-bearing account with a nationally recognized bank, with the ability to apply the proceeds thereof to reimburse PCS for all of the Base Cost and Additional Cost incurred by PCS. In the event that PCS draws on the Letter of Credit pursuant to the immediately preceding sentence (such drawn amount, including the interest, a “Force Majeure Payment”), then after MEMC remedies its event of force majeure and commences taking STF under this Agreement, MEMC shall be entitled to apply the amount of such Force Majeure Payment to future deliveries of STF hereunder at a credit of $[*****] per ton of STF sold to MEMC as set forth in Exhibit C to this Agreement. Neither Party shall be liable for any damages pursuant to Section 3.3(a) and 3.3(b), for up to a maximum of thirty (30) days following an event of force majeure, to allow for the start up of the STF units or to arrange for the delivery of STF Trailers. The parties further agree that in the event that PCS draws on the Letter of Credit in connection with an event of force majeure pursuant to the two preceding sentences, no transfer of assets per Section 2.1(d) below will occur unless the parties otherwise mutually agree.

Prior to any drawing thereon, the undrawn face amount of the Letter of Credit may be decreased periodically (but no more frequently than quarterly and commencing from and after July 1, 2008) with the mutual consent of MEMC and PCS (which PCS agrees not to unreasonably withhold or delay) to account for the amortization of PCS’s capital costs calculated in accordance with the schedule set forth in Exhibit C to this Agreement, which amortization should be finished, based on such schedule, no later than December 31, 2012; provided, however, such date would be

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extended for, among other things, an event of force majeure or MEMC’s failure to perform under Section 3.3(a) of this Agreement. If PCS, in its sole discretion, determines that the cost of STF [*****] exceeds the Base Cost, PCS shall provide MEMC notice thereof and MEMC, within two (2) weeks of the date of such notice, shall provide PCS with an additional letter of credit (substantially in the form of the Letter of Credit (and the term Letter of Credit shall be deemed to mean and refer to all such outstanding letters of credit hereunder)) from a United States commercial bank acceptable to PCS in the amount of up to such Additional Cost, as limited by Section 2.1(b) above (or such lesser amount as shall be approved by PCS); provided, however, PCS shall not require MEMC to secure more than two additional letters of credit for such excess costs. Each Letter of Credit shall (subject to amortization thereof) continue to remain in effect until all of the Base Cost and Additional Cost are fully amortized or otherwise fully reimbursed pursuant to the terms hereof.

If any Letter of Credit (or required portion thereof) is not renewed at least 90 days prior to its scheduled expiry date or if MEMC fails to deliver to PCS any supplemental Letter of Credit as required under this Agreement, PCS shall be entitled to immediately draw the full amount of all of the Letters of Credit and to apply the proceeds thereof against the reimbursement of the Base Cost and Additional Cost as provided above.

(d) PCS Phosphate expressly agrees that in the event it draws on the entirety of the Letter of Credit pursuant to clause (x) or (y) of Section 2.1(c) above, and so long as all of the Base Cost and Additional Cost are fully amortized or otherwise fully reimbursed pursuant to the terms hereof, then PCS shall promptly thereafter execute all documents reasonably requested by MEMC to transfer all right, title or interest in, to or under any and all equipment/vessels/designs purchased or constructed by PCS Phosphate within the battery limits of the [*****] production facility as shown in Exhibit D. In such event, the Parties shall commence negotiations in good faith to attempt to negotiate a new supply agreement (the “Supply Agreement”) to replace all or a portion of this Agreement as to the assets to be transferred, which terms shall be based on the terms and conditions of this Agreement as much as possible and appropriate. Title to an asset shall transfer to MEMC when an asset is loaded for shipment. MEMC shall pay all costs for the dismantling, removal, loading and transportation of all such assets from the Aurora plant; provided that to the extent any such assets are not removed from the Aurora plant within 180 days after any such drawing on the Letter of Credit, title thereto shall revert to PCS. MEMC shall indemnify and hold harmless PCS and its officers, directors and employees for any losses, costs, damages and expenses (i) caused to the Aurora plant (ii) otherwise arising out of or relating to, the removal and dismantling of such assets and for any acts or omissions in such process.

2.2 Operation. PCS Phosphate, at its expense, shall operate and maintain the STF Production Equipment in compliance with the terms and conditions of this Agreement and all applicable federal, state and local laws, rules and regulations, including those relating to environmental, health and safety matters.

2.3 Maintenance. PCS Phosphate, at its expense, shall maintain the STF Production Equipment in good working order and repair (ordinary wear and tear excepted), including any all necessary replacements thereof and capital expenditures in connection therewith.

2.4 Inspection. PCS shall permit MEMC’s employees, agents and contractors to enter the PCS Site upon reasonable notice and at reasonable times to perform periodic quality and manufacturing process inspections and audits.

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3. SALE AND PURCHASE OF STF

3.1 Quantity. During the Term of this Agreement, PCS Sales shall sell to MEMC and MEMC shall purchase from PCS Sales all of the STF produced by each STF unit up to a maximum of [*****] ([*****]) tons of STF during each Contract Year (the “Purchase Requirement”); provided, however, that PCS Sales shall not be required to sell to MEMC more than (i) [*****] ([*****]) tons of STF per month from any one STF unit, or (ii) [*****] ([*****]) tons of STF per year from any one STF unit. During the Term of this Agreement, and provided that MEMC has not had an Event of Default, PCS agrees not to sell the STF to any person or entity other than MEMC during such Term without the prior written consent of MEMC, which consent may be granted or withheld in the sole discretion of MEMC, and in all events consistent with Section 6.1. After the expiration or termination of this Agreement as set forth in Article 5 hereof, PCS shall have the right to sell STF to any other person or entity only in accordance with the provisions of Section 6.1 of this Agreement, provided that PCS shall pay to MEMC a royalty in accordance with Section 6.1 of this Agreement.

3.2 FSA Shortfall. Notwithstanding the foregoing obligations of Section 3.1, and subject to the additional terms and conditions of Article 9, from the Effective Date of this Agreement through the end of the 2009 Contract Year (the Contract Year ending December 31, 2009), PCS shall have no obligation to produce or sell STF to MEMC if and to the extent PCS is unable to do so or it is commercially impractical to do so, in either case, only due to pre-existing FSA supply contracts or FSA production limitations, as solely determined by PCS; provided, however, (subject to the following sentence) for each of Contract Years 2008 and 2009, PCS shall supply [*****] tons per year FSA, on a 100% basis. During any period of FSA shortfall (only from the Effective Date of this Agreement through the end of the 2009 Contract Year), PCS shall have no obligation to provide a pro rata amount of the available supply of FSA to produce STF and, during such FSA shortfall, MEMC shall make commercially reasonable efforts to supply the FSA required to produce STF in accordance with the schedule set forth in Exhibit E to this Agreement and all FSA supplied by MEMC shall meet the FSA specifications set forth in Exhibit F to this Agreement. To the extent STF is produced with FSA supplied by MEMC, MEMC will receive a credit of $[*****]/ton of FSA, on a 100% basis, through the end of the 2009 Contract Year.

3.3 Failure to Take or Supply STF.

(a) Failure to Take STF. In addition to and without limiting in any way any recourse of PCS against the Letter of Credit in accordance with Section 2.1(c) of this Agreement or other rights of, or remedies available to, PCS under this Agreement or at law or equity, in the event that MEMC fails to take the lesser of: (i) upon receipt of the Commencement Notice with respect to each STF plant, all of the output from each such STF plant; or (ii) the Purchase Requirement, MEMC shall be liable to PCS for liquidated damages in an amount equal to the Base Price (or Adjusted Base Price, if then applicable) multiplied by the amount of STF that MEMC failed to take in the relevant Contract Year; provided, however, that MEMC shall not be obligated to pay such liquidated damages to the extent such failure to take STF arises from an MEMC event of force

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majeure (although MEMC’s obligation to take for such a year in which an event of force majeure occurs shall be pro rated to account for such event of force majeure). The Parties further agree that if PCS Phosphate’s ability to produce STF is limited by MEMC’s failure to supply (x) STF Trailers (as hereinafter defined) in accordance with Section 3.9 of this Agreement or (y) FSA in accordance with Section 3.2 of this Agreement, then MEMC shall be liable to PCS for liquidated damages of the Base Price (or Adjusted Base Price, if then applicable) for each ton of STF that MEMC fails to take from each STF unit for which a Commencement Notice has been issued, as though each such unit is operating at capacity, i.e., [*****] tons of STF per month per unit, in accordance with the Success Criteria even if the Success Criteria have not been demonstrated (and even if such quantity of STF has not been produced by PCS); and provided, further, that the Parties agree that notwithstanding the foregoing, for [*****] only (although MEMC is hereby obligated to take all output of [*****] in the interim), the date for the deemed capacity of [*****] tons of STF per month for [*****] shall be April 30, 2007. PCS shall, following the end of each calendar year, determine whether MEMC failed to take the lesser of (i) all output or (ii) the Purchase Requirement amount (or such prorated amount in the case of partial year determinations) as required under the first sentence of this Section for such calendar year (or such partial year) and calculate liquidated damages as provided above for such period. MEMC, promptly after receipt of an invoice from PCS demanding payment of such liquidated damages amount (but in any event within 20 days of receipt thereof), shall pay such amount to PCS. The liquidated damages described herein are intended to compensate PCS for costs and other damages and are not intended as a penalty, but instead have been fixed and agreed upon by the Parties because of the impracticality and extreme difficulty of ascertaining the true value of damages that PCS would suffer as a result of the failure of MEMC to perform.

(b) Failure to Supply STF. Following demonstration that each of the [*****] plants meets the Success Criteria as defined in Section 4.1(b) of this Agreement, in the event that during any calendar year (or such prorated amount in the case of the year of that the final STF plant(s) meet the Success Criteria), PCS is unable to supply to MEMC the Purchase Requirement and such failure to supply (i) is not excused under the Force Majeure Provisions (although the Purchase Requirement for such a year in which an event of force majeure occurs shall be pro rated to account for such event of force majeure), (ii) did not result from MEMC’s failure to supply FSA as required in Section 3.2 above, (iii) did not result from MEMC’s failure to supply STF Trailers as required under Section 3.9, or (iv) did not result from MEMC’s material breach of any provision hereof, PCS shall be liable to pay MEMC liquidated damages in an amount equal to the Base Price (or Adjusted Base Price, if then applicable) multiplied by the amount of STF that PCS failed to supply in the relevant period. MEMC shall, following the end of each calendar year, determine whether PCS failed to supply the Purchase Requirement (or such prorated amount in the case of partial year determinations) as required under this Agreement for such calendar year (or such partial year) and calculate liquidated damages as provided above for such period. PCS, promptly after receipt of an invoice from MEMC demanding payment of such liquidated damages amount (but in any event within 20 days of receipt thereof), shall pay such amount to MEMC. The liquidated damages described herein are intended to compensate MEMC for costs and other damages and are not intended as a penalty, but instead have been fixed and agreed upon by the Parties because of the impracticality and extreme difficulty of ascertaining the true value of damages that MEMC would suffer as a result of the failure of PCS to perform. PCS shall have no obligation to make alternative supply arrangements to cover such shortfall.

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3.4 Purchase Rates. MEMC agrees to purchase and PCS agrees to supply STF at a reasonably constant weekly rate. The Parties agree to cooperate to buy and to supply STF at a higher rate than the constant weekly rate from time to time when requested by one Party and when such higher rate is operationally and commercially reasonable for the other Party. The Parties will work together to coordinate outages and curtailments in production, whether planned or unplanned, in order to prevent or minimize any adverse impact on their respective plants and operations; provided, however, PCS shall have no obligation to sell and deliver STF quantities to MEMC at approximately the constant weekly rate during periods when one or more STF plants are not in operation due to reasonable maintenance requirements and turnarounds or due to any event of force majeure.

3.5 Monthly Estimate. For planning purposes only, before the first business day of each calendar quarter, MEMC shall deliver to PCS the estimated quantities of STF that MEMC anticipates that it will purchase from PCS for the next twelve (12) months. MEMC will endeavor to purchase and PCS will endeavor to supply STF in approximately equal monthly volumes.

3.6 Purchase Orders. All orders by MEMC for STF hereunder shall be made by means of a written purchase order. Any specific instructions for shipment will be conveyed via the purchase order. All such purchase orders shall be subject to the terms and conditions set forth in this Agreement, as supplemented by the confirmed quantities. MEMC’s purchase order will be deemed to be accepted by PCS unless written notification and justification to the contrary is received by MEMC within three (3) business days of PCS’s receipt of the purchase order. Unless expressly agreed in writing by PCS and MEMC, no additional or different terms or conditions contained in any quotation, sales order, acknowledgement form, purchase order or other communication from PCS or MEMC shall be binding upon PCS or MEMC, and each Party objects to any such additional or different terms or conditions. No accepted purchase order may be cancelled or altered except upon terms and conditions acceptable to both PCS and MEMC, as evidenced by their written consent. Invoices shall reference the applicable purchase order and shall be submitted for payment by PCS to the MEMC accounts payable address specified in writing from time to time by MEMC. To the extent there is any conflict between the terms and conditions of this Agreement and of any purchase order, the terms of this Agreement shall apply.

3.7 Specifications. The STF to be supplied under this Agreement shall meet the specifications, utilizing the protocol in Exhibit G to this Agreement, as agreed to by the Parties following the production of STF by the STF Production Equipment and will be set forth in Exhibit G to this Agreement. PCS shall maintain accurate records and data for any quality testing done by or for PCS of any STF purchased by MEMC hereunder and shall make such records and test data available to MEMC upon reasonable request. MEMC shall have the right to conduct its own independent testing of such STF at MEMC’s own expense. As set forth herein, MEMC shall notify PCS within twenty one (21) business days from the date that MEMC takes title to the STF that any such STF fails to conform to the specifications in Exhibit G or of any claim with respect to such STF.

3.8 Title and Risk of Loss. The ownership of and legal title to the STF sold and purchased hereunder and all risk of loss of or damage to the STF, shall pass to MEMC at the point where the STF leaves the loading hose and has entered MEMC’s compressed gas trailers.

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3.9 Loading and Transportation of STF; Access.

(a) MEMC, at its sole expense, shall provide the compressed gas trailers for the loading of the STF sold to MEMC at the PCS Site and for the transportation of such STF from the PCS Site. PCS shall load the STF. PCS agrees that MEMC shall not be liable for any loss, damage or injury to persons or property arising from PCS’s negligent act or omission or willful misconduct in the loading of the STF; provided, however, MEMC agrees that PCS shall not be liable for any loss, damage or injury to persons or property arising from any equipment failure of MEMC’s compressed gas trailers during the loading of the STF. In the transporting of the STF sold to MEMC, MEMC and its employees, contractors or agents shall ensure that such STF shall be shipped and unloaded in compliance with all applicable federal, state, and local laws, rules and regulations regarding the handling and transportation of such material.

(b) Upon receipt of the Commencement Notice for an STF unit, MEMC shall arrange for and ensure delivery of compressed gas trailers (“STF Trailers”) for the loading of the STF as produced by PCS from each such STF unit. PCS shall provide MEMC with access to the PCS Site for loading of up to [*****] ([*****]) STF Trailers and for storage of [*****] ([*****]) additional, empty STF Trailers. PCS shall have no obligation to store the STF. If at any time MEMC does not provide at least [*****] ([*****]) STF Trailers for the loading of STF, PCS Phosphate may halt production of the STF for the corresponding period of time where compressed gas trailers are not available and shall not be liable for payment for any corresponding shortfall of supply of the Purchase Requirement under Section 3.3(b) of this Agreement and MEMC shall be liable to pay PCS the liquidated damages required by Section 3.3(a) of this Agreement. If PCS Phosphate halts production of STF under this Section 3.9(b), in no event shall PCS be liable to MEMC for special, incidental, indirect, punitive, or consequential damages resulting from such halt in production, and provided, further, that in no event will MEMC bring any cause of action, either direct or third party, against PCS as a result of such halt in production.

3.10 Compliance with Safety Regulations and Laws; Environmental Indemnification. MEMC agrees that its agents, representatives, employees and contractors will comply with all applicable PCS safety regulations when such individuals are upon the PCS Site. Upon transfer of title of the STF to MEMC, MEMC shall manage the STF in compliance with all applicable federal, state and local laws, rules and regulations, including those relating to environmental, health and safety matters. MEMC further agrees that, upon transfer of title of the STF to MEMC, MEMC shall indemnify, defend and hold PCS and its officers, employees, agents, successors and assigns, free and harmless from and against any claims, damages, losses, forfeitures, penalties, expenses, environmental response costs or liabilities for bodily injury to or the death of any person or for property damage (including reasonable legal fees and other costs of litigation) arising from or in connection with any spill, release, emission, disposal or discharge of STF or any Hazardous Materials in violation of any applicable federal, state and local laws, rules and regulations relating to pollution or the protection of human health or the environment (“Environmental Laws”). “Hazardous Materials” means (a) hazardous materials, hazardous wastes, and hazardous substances as those terms are defined under any Environmental Laws; (b) petroleum and petroleum products including crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof; (d) asbestos or any material which contains any hydrated mineral silicate, including, but not limited

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to chrysotile, amosite, crocidolite, tremolite, anthophylite or actinolite, whether friable or non-friable; (e) PCBs or PCB-containing materials or fluids; (f) any other hazardous, toxic or radioactive substance, material, contaminant, pollutant or waste; and (g) any substance with respect to which any Environmental Law requires investigation, monitoring or remediation. The terms of this Section 3.10 shall survive termination of this Agreement.

4. STF PRICE/PAYMENT TERMS

4.1 Price.

(a) Base Price. Upon the Effective Date of this Agreement and subject to the provisions in Section 4.1(b) of this Agreement, the Base Price for all STF produced under this Agreement up to the Purchase Requirement shall be $[*****] per short ton FOB the PCS Site (the “Base Price”).

(b) Adjusted Base Price. On April 1, 2010, PCS shall provide written notice to MEMC of the “Adjusted Base Price,” which Adjusted Base Price shall become effective on April 1, 2010, for STF based on PCS Phosphate’s (i) actual total capital cost of the entire STF project including the FSA recovery units and related equipment compared to the original estimate of $[*****], provided, however, as agreed to in Section 2.1(b) of this Agreement, such total cost shall not exceed $[*****], and (ii) actual cash operating costs as compared to the $[*****] per short ton (the “Adjusted Base Price”), and shall be calculated as follows:

Adjusted Base Price = [*****]

“Actual Capital” shall include any capital PCS must spend to achieve the following “Success Criteria”: (x) [*****] production of [*****] tons per year STF; (y) FSA recovery of [*****] ton per year; and (z) no significant change to the filter acid capacity as determined by laboratory testing of the slurry from the phosphoric acid attack system. The methodology for the filtration tests is set forth in Exhibit H to this Agreement. “Actual Cash Operating Costs” shall be those direct cash operating costs from March 1, 2009 until February 28, 2010 divided by the tons of STF sold to MEMC during such timeframe. The definition of “Direct Cash Operating Costs” is contained in Exhibit I. The protocol for measuring the “Success Criteria” is set forth in Exhibit J. PCS Phosphate shall have sole responsibility for determining if each of [*****] meet the Success Criteria and, upon written request, shall make any relevant performance data available to MEMC. An example of how the Adjusted Base Price is calculated is set forth in Exhibit K to this Agreement.

(c) PPI. Beginning in 2011, and in each year thereafter, the applicable Adjusted Base Price shall be increased or decreased by a percentage equal to [*****] percent ([*****]%) of the percentage increase or decrease (as the case may be) in the annual average Producer Price Index for All Other Basic Inorganic Chemical Manufacturing, as published by the Bureau of Labor Statistics of the United States Department of Labor (the “PPI”), during the previous year; provided, however, that the maximum percentage increase or decrease of the Adjusted Base Price during the Initial Term shall not exceed [*****]%. For clarity, the Parties agree that, in 2011, the PPI will reflect the change between the 2009 and 2010 PPIs. Each such increase or decrease shall be effective on the first day of June and shall be applicable to all deliveries of STF thereafter made by

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PCS to MEMC through May 31 of the next year. This calculation is illustrated in Exhibit L. During the term of this Agreement, PCS and MEMC may mutually agree to substitute another nationally recognized index for purposes of making the calculation contemplated herein.

(d) Sale and Purchase of STF Above the Purchase Requirement. If PCS desires to sell and MEMC desires to buy STF in a quantity above the Purchase Requirement, MEMC shall pay $[*****] per short ton FOB the PCS Site, which price shall be adjusted by the PPI in accordance with Section 4.1(c) above .

4.2 Payment Terms. PCS Sales shall issue an invoice to MEMC for each loaded trailer of STF. Payment for each invoice shall be thirty (30) days net with payment via ACH transfer. PCS may recover for each delivery hereunder as a separate transaction without reference to any other delivery.

4.3 Delivery. All STF is sold FOB the PCS Site.

5. TERM AND TERMINATION

5.1 Term. The purchase and sale of STF hereunder shall commence upon the Effective Date of this Agreement. For purposes of this Agreement, each Contract Year shall be based on full calendar years ending each December 31, except for the initial Contract Year which shall cover the partial period from the Effective Date through December 31, 2007. Subject to earlier termination in accordance with Section 5.3 of this Agreement, the initial term of the purchase and sale obligations of the Parties hereunder shall extend from the Effective Date through December 31, 2018 (“Initial Term”).

5.2 Extension Term. This Agreement shall terminate at the end of Initial Term or any Extension Term, if applicable, unless at least two (2) years prior to the expiration of the then current term, the Parties mutually agree (on terms to be set forth and agreed upon at such time, which may be different than those set forth herein) to extend the Term of this Agreement (as modified as set forth above) for additional successive three (3) year periods (each an “Extension Term”).

5.3 Termination For Cause/Default.

(a) Either Party may terminate this Agreement by written notice to the other Party if an Event of Default has occurred with respect to the other Party. For all purposes under this Agreement, an “Event of Default” shall be defined as the following: (i) one Party fails to perform or comply with a material term or provision of this Agreement (other than as set forth in Section 5.3(c) below) and fails to remedy such non-performance or non-compliance within thirty (30) days after written notice from the non-breaching Party setting out the nature of the breach and demanding that the same be remedied; (ii) if a Party commits or suffers one of the events listed under Section 5.3(b); or (iii) if MEMC commits or suffers one of the events listed under Section 5.3(c).

(b) In addition, this Agreement shall be deemed immediately terminated by the non-breaching Party, without notice, if the other Party (i) becomes insolvent, (ii) makes a general assignment for the benefit of creditors, (iii) suffers or permits the appointment of a receiver for its business or assets, (iv) becomes subject as the debtor to any proceeding under any bankruptcy or

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insolvency law, whether domestic or foreign, and whether voluntarily or involuntarily, and such proceeding is not dismissed with prejudice within sixty (60) days after filing or (v) becomes subject as the debtor to liquidation or dissolution proceedings, voluntarily or involuntarily.

(c) Furthermore, PCS may terminate this Agreement by the giving of written notice of termination to MEMC if: (i) MEMC fails to pay the invoice for the take or pay damages under Section 3.3(a) within the time frame set forth in Section 3.3(a) or (ii) MEMC fails to keep in effect the Letters of Credit or provide PCS with a supplemental Letter of Credit, as would be required in Section 2.1(c).

(d) Upon any termination of this Agreement (whether by PCS, MEMC or pursuant to Section 5.3(b)), the Party terminating this Agreement shall calculate the net present value (discounted at a rate of 6% per annum) of liquidated damages owed to such Party as provided in Section 3.3(a) or Section 3.3(b) of this Agreement, but the relevant period shall be from and including the effective date of such termination to the end of the Initial Term or any Extension Term, as applicable; provided that, for the purpose of calculating such liquidated damages under this Section 5.3(d), the applicable Base Price or Adjusted Base Price shall be substituted with $[*****] per ton of STF. The non-terminating Party shall pay, within two business days after receipt of a written demand therefor, such amount to the terminating Party. The liquidated damages described herein are intended to compensate the terminating Party for costs and other damages and are not intended as a penalty, but instead have been fixed and agreed upon by the Parties because of the impracticability and extreme difficulty of ascertaining the true value of damages that the terminating Party would suffer as a result of the failure of the non-terminating party to perform. Upon any termination of this Agreement, neither Party shall be liable to the other Party for special, incidental, indirect, punitive or consequential damages.

(e) In addition to the rights to terminate this Agreement set forth above in this Section 5.3, upon the occurrence of an uncured or unremedied Event of Default (where such a cure or remedy of the Event of Default is permitted or applicable), PCS shall have the right to make an immediate draw on the Letter of Credit and apply the proceeds thereof as set forth in Article 2 hereof.

(f) Provisions for Force Majeure. The Parties agree that (i) during the period from the Effective Date until December 31, 2012, if MEMC suffers an event of force majeure of more than 180 days, then PCS shall have the rights to draw on the Letter of Credit as set forth in Section 2.1(c), but not the right to terminate this Agreement; (ii) during the period after December 31, 2012, if MEMC suffers an event of force majeure of more than 180 days, then PCS shall have the right to terminate this Agreement by giving MEMC (after such 180 days) at least 24 months prior written notice; provided, however, that in the event that after receipt of such prior written notice by MEMC and before termination of this Agreement at the end of such 24 month period, if MEMC provides PCS with written notice of completion of the event of force majeure and of MEMC’s intention to resume taking delivery of STF under the Agreement, then the rights and obligations of the Parties shall thereafter resume, including, but not limited to, under Section 3.3(a) and Section 3.3(b) of this Agreement; (iii) during the Term of this Agreement, if PCS suffers an event of force majeure of more than 180 days, then if MEMC has found a reasonable alternative supplier, MEMC shall have the right to terminate this Agreement by giving PCS (after such 180 days) at least 30 days prior written notice. In the event of any termination of the Agreement by either Party under this Section

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5.3(f), the other Party shall not have the right to any liquidated damages payments under Section 5.3(d) and neither Party shall be liable to the other Party for special, incidental, indirect, punitive or consequential damages.

5.4 Effect of Termination. Upon termination or expiration of this Agreement, the Parties’ obligations pursuant to Article 2, but not Sections 2.1(c) and 2.1(d) thereof, Article 3, but not Section 3.10 thereof, and Article 4 hereunder shall terminate. Notwithstanding the foregoing, Articles 6, 8, 11, 14, 15, and 16 and Sections 2.1(c), 2.1(d), 3.10, 5.3(d) and 5.3(e) are of a continuing nature and shall survive termination of this Agreement for any reason. In addition, notwithstanding anything contained in this Section to the contrary, all indemnifications hereunder shall survive the termination of this Agreement.

6. LICENSE OF MEMC STF TECHNOLOGY

6.1 License of MEMC STF Technology. During the Term of this Agreement and, subject to the terms of this Section 6.1, thereafter, MEMC will irrevocably and perpetually license the MEMC STF Technology and know-how to PCS (i) during the Term of the Agreement, at no cost and for no royalty payment as necessary for PCS to fulfill its obligations hereunder to produce STF for MEMC, (ii) during the Term of the Agreement, subject to satisfaction of PCS’s obligations hereunder with respect to MEMC’s needs (including above the Purchase Requirement, if requested by MEMC), subject to confidentiality restrictions, to produce STF for sale to others at the [*****]% royalty rate as set forth below and (iii) from and after the termination of the Agreement, MEMC shall continue to license such MEMC STF Technology and know-how to PCS in consideration for royalty payments to MEMC of [*****]% of the net sales price, FOB the PCS Site of any third-party sales of STF after such date for a period of ten (10) years at which point such license shall be deemed fully paid; provided, however, that in no event during the Term of this Agreement or for a period of ten (10) years after the termination of this Agreement, including after the date the license is deemed fully paid, may PCS use the MEMC STF Technology to sell STF to any MEMC Competitor. For the purposes hereof, “MEMC Competitor” shall mean any entity engaged in (i) the design, development, manufacture, marketing or sale of silicon wafers for use in semiconductors or solar cells or modules; (ii) the design, development, manufacture, marketing or sale of polysilicon or polysilicon ingots; or (iii) the design, development, manufacture, marketing or sale of silane. Such license shall be transferable in connection with the sale by PCS of this line of business. Such royalty shall be due and payable by PCS to MEMC on the first day of the second month of each calendar quarter with respect to all sales of STF during the preceding calendar quarter. PCS shall provide to MEMC any reasonable documentation as may be requested from time to time by MEMC to evidence and corroborate the volume of sales that are subject to the foregoing royalty. The foregoing license is non-assignable and is personal to PCS. The provisions pertaining to the royalty described in this Section 6.1 shall survive termination of this Agreement.

6.2 Sublicense/Subcontracting. PCS shall not sublicense any of its rights under this Article 6. The provisions of this Section 6.2 shall survive termination of this Agreement.

6.3 No Implied Rights. Except for the rights expressly granted in this Agreement, MEMC retains all right, title and interest in and to the MEMC STF Technology and its other intellectual property. No right or license shall be implied by or inferred from this Agreement or the activities of the Parties in connection with this Agreement. PCS shall not use, practice or exploit any

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of the licensed MEMC STF Technology, other than in its manufacture and sale of STF to MEMC as expressly authorized herein. The provisions of this Section 6.3 shall survive termination of this Agreement.

6.4 Intellectual Property; Indemnification. MEMC represents and warrants that the license to PCS to use the MEMC STF Technology and to sell the STF produced thereby will not violate or infringe upon any patent, copyright, trademark or other proprietary or intellectual property right. MEMC shall indemnify, defend and hold PCS and its officers, employees, agents, successors and assigns, free and harmless from and against any claims, damages, losses, forfeitures, penalties, expenses, or liabilities (including reasonable legal fees and other costs of litigation) arising from or in connection with (a) any actual or alleged infringement of any patent or other intellectual property right relating to the MEMC STF Technology of the sale of STF produced thereby, or (b) MEMC’s acts in the use, resale, handling or processing of STF obtained from PCS under this Agreement. The provisions of this Section 6.4 shall survive termination of this Agreement.

7. REPRESENTATIONS AND WARRANTIES. PCS Sales represents and warrants that the STF delivered to MEMC under this Agreement shall meet the specifications set forth in Exhibit E attached hereto. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, PCS MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, OF FITNESS OF THE STF FOR PARTICULAR USE OR OTHERWISE, INCLUDING WITHOUT LIMITATION, WARRANTY OF MERCHANTABILITY.

8. CLAIMS.

8.1 Claims based upon weight, quality, loss of, or damage to STF in a particular shipment of STF are waived unless made in writing transmitted to PCS within twenty-one (21) business days following transfer of title of the subject STF to MEMC. Any statute of limitation to the contrary notwithstanding, following transfer of title of the subject STF to MEMC, any action by MEMC for breach of this Agreement must be commenced within one year of the date of the transfer of title of the subject STF.

8.2 FOR STF CONFORMING TO SPECIFICATION, PCS’S LIABILITY FOR DAMAGES, WHETHER BASED UPON PCS’S NEGLIGENCE, BREACH OF CONTRACT, BREACH OF WARRANTY, TORT, OR OTHERWISE, SHALL NOT EXCEED THE PURCHASE PRICE OF THE PARTICULAR SHIPMENT WITH RESPECT TO WHICH SUCH DAMAGES ARE CLAIMED; PROVIDED, HOWEVER, FOR STF NOT CONFORMING TO SPECIFICATION, PCS’S LIABILITY FOR DAMAGES, WHETHER BASED UPON PCS’S NEGLIGENCE, BREACH OF CONTRACT, BREACH OF WARRANTY, TORT, OR OTHERWISE, SHALL NOT EXCEED THE SUM OF THE PURCHASE PRICE OF THE PARTICULAR SHIPMENT WITH RESPECT TO WHICH SUCH DAMAGES ARE CLAIMED AND ANY COST OF DAMAGES TO THE COMPRESSED GAS TRAILERS PROVIDED BY MEMC. CLAIMS FOR SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES SHALL NOT BE RECOGNIZED AGAINST EITHER PARTY UNDER THIS AGREEMENT, FOR ANY REASON.

8.3 Following transfer of title of the STF to MEMC, MEMC assumes all risk of and liability for any loss, damage or injury to persons or property which may result from MEMC’s

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storage, handling, transportation, resale or use of the STF, whether it is stored, handled, transported, sold, or used singly, in combination with other substances, or otherwise. PCS shall not be liable to MEMC for damage to persons or property resulting from MEMC’s use of the STF, whether that use shall involve manufacturing processes, or combining the STF with other substances, or otherwise.

9. FORCE MAJEURE. Any delays in or failure to perform by either PCS or MEMC shall not constitute an Event of Default hereunder or give rise to any claims for damages if and to the extent that such delay or failure is caused by occurrences beyond the reasonable control of the Party affected, included but not limited to, acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any governmental allocation, functional divestiture law or rationing program or any other regulation, rule, order or request of any governmental authority (whether valid or invalid), acts of war, rebellion or sabotage or damage resulting therefrom; embargoes or other import or export restrictions; fires, storms, floods, explosions, accidents or breakdowns; riots or strikes or other concerted acts of workers, whether direct or indirect; or any other causes whether or not of the same class or kind as those specifically above named which are not within the reasonable control of the Party affected and which, by the exercise of reasonable diligence, said Party is unable to prevent or provide against (any such event referred to as “event of force majeure”). The Party asserting that an event of force majeure has occurred shall give notice and full particulars in writing to the other Party as soon as possible. If an event of force majeure prevents PCS’s delivery or MEMC’s acceptance of STF, performance by the Party affected shall be excused during the continuation of the event of force majeure and the other Party shall send written notice to the affected Party of the reduction in the quantity of STF specified in this Agreement by the amount which cannot be delivered or received. Neither PCS nor MEMC shall be required to settle strikes, differences with workers or government claims by acceding to any demands when in the discretion of the Party whose performance is interfered with, it would be inadvisable to accede to such demands.

10. TAXES AND GOVERNMENTAL CHARGES. Any existing tax, excise or governmental charge imposed, or any increase in or any new or additional such tax or charge imposed after the date of this Agreement, other than taxes on or measured by income of PCS Sales, upon the sale, shipment, delivery, use, storage or consumption of the STF sold under this Agreement which is imposed by any federal, state or local authorities and which becomes assessed upon and payable as to the STF delivered to MEMC under the terms of this Agreement, shall be paid by MEMC in addition to the price paid for STF as set forth in Section 4.1 of this Agreement.

11. INDEMNIFICATION. Notwithstanding the indemnity obligations in Sections 3.10 and 6.4, it is understood and agreed that MEMC shall indemnify and defend PCS and its directors, officers, employees, contractors and agents, from any liability (including reasonable attorneys’ fees) for any loss, damage or injury to persons or property which may result from (a) MEMC’s breach of this Agreement, or (b) following transfer of title of the STF to MEMC, MEMC’s storage, handling, transportation, resale or use of the STF, whether it is stored, handled, transported, sold, or used singly, in combination with other substances, or otherwise. It is also understood and agreed that PCS shall indemnify and defend MEMC and its directors, officers, employees, contractors and agents, from any liability (including reasonable attorneys’ fees) for any loss, damage or injury to persons or property which may result from the breach of PCS’s representations, warranties, and covenants in this Agreement.

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12. PRODUCT SAFETY. In connection with the delivery of the STF, PCS shall furnish to MEMC a Material Safety Data Sheet (“MSDS”) containing all warnings and all safety and health information concerning the STF delivered. MEMC agrees to disseminate such MSDS information it receives from PCS to such entities and persons as MEMC reasonably foresees may be exposed to the STF, including but not limited to MEMC employees, agents, contractors and customers.

13. CREDIT. Payment of sums due shall be made upon terms set forth in this Agreement. PCS may recover for each delivery hereunder as a separate transaction, without reference to any other delivery. If PCS reasonably concludes that MEMC is in unsound financial condition and has notified MEMC of such conclusion and the Parties have negotiated in good faith for at least ten (10) business days to remedy such conclusion, or if MEMC is in material default with respect to any of the material terms and conditions of this Agreement or the terms of PCS’s credit application, PCS shall forthwith have the right to demand cash payment or additional financial assurance until such time as said credit has been reestablished or material default cured to PCS’s satisfaction.

14. DISPUTES.

Except for payment of monies due and owing hereunder, for which the Parties may seek immediate legal remedies and take any and all other actions allowed under this Agreement, prior to initiating any legal or other action or proceeding against the other, the Parties shall attempt in good faith to resolve any controversy or claim arising from or relating to this Agreement promptly by negotiations between the respective representatives of the Parties. The disputing Party shall give the other Party written notice of the dispute. Within twenty (20) days after receipt of such notice, the receiving Party shall submit a written response to the other Party. The notice and response shall include a statement of each Party’s position and arguments supporting its position. The representatives shall meet at a mutually acceptable time and place within thirty (30) days after the date of the disputing Party’s notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved through negotiation within sixty (60) days after the date of the disputing Party’s notice, or if either Party will not meet with the other Party within thirty (30) days after the date of the disputing Party’s notice, then either Party may take such action or inaction as it deems appropriate. All deadlines specified herein may be extended by mutual agreement of the Parties.

15. CONFIDENTIAL INFORMATION. PCS agrees that it will not disclose to any third party the existence of or the detail of this Agreement and any trade secrets or other proprietary information it obtains with respect to MEMC (including, without limitation, the MEMC STF Technology) during or after the term of this Agreement except as expressly permitted hereunder, and that it will treat all such information as confidential and will use such information only for carrying out the purposes of this Agreement; provided, however, that PCS will not be obligated to treat as confidential any information that is (a) acquired by PCS that is either known to the general public or to the industry, or known to, or in the possession of, PCS prior to disclosure by MEMC, (b) disclosed as required by law, or (c) independently developed. The confidentiality obligations of PCS hereunder shall continue during the term of this Agreement and for a period of ten (10) years after termination.

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16. GENERAL PROVISIONS

16.1 No Partnership. Nothing contained in this Agreement shall create or shall be construed as creating a partnership, a joint venture or an agency relationship between the Parties to this Agreement. The Parties agree to perform in accordance with this Agreement only as independent contractors. Neither Party has the right or authority to assume or create any obligations or responsibilities, express or implied, on behalf of the other Party, and neither Party may bind the other Party in any manner or thing whatsoever. Neither Party shall be liable, except as expressly provided otherwise in this Agreement, for any expenses, liabilities or other obligations incurred by the other.

16.2 Waiver. Failure or delay by either Party to insist on the strict performance of any term or condition in this Agreement, or to pursue any claim or right arising under this Agreement, will not constitute or be construed as waiver of such term, condition, claim or right. Any waiver by either Party of a breach of any term or condition of this Agreement shall not constitute or be construed as a waiver of any subsequent breach of the same term or condition or any breach of a different term or condition.

16.3 Notice. Each notice required or permitted hereunder shall be in writing and shall be deemed given (a) in the case of personal delivery, when personally delivered to the recipient, or (b) in the case of mailing, on the second business day following the deposit with the U.S. Postal Service of such notice in an adequately postage-paid envelope, sent by first-class certified or registered mail, and addressed to the Party being given notice at its address first written above, or to such other address of which either Party may advise the other in writing, (c) in the case of facsimile transmission, on the day of transmission to the receiving Party’s facsimile number set forth on the signature page hereof, or to such other facsimile number of which either Party may advise the other in writing, provided such facsimile is confirmed via the method described in (b) above.

If to PCS Phosphate:

PCS Phosphate Company, Inc.

Suite 400, 1101 Skokie Boulevard

Northbrook, IL 60062

Attention: Brad Peacock

Senior Director Industrial Phosphates

Tele: 847-849-4301

Fax: 847-849-4692

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If to PCS Sales:

PCS Sales (USA), Inc.

Suite 400, 1101 Skokie Boulevard

Northbrook, IL 60062

Attention: Bernie Rock

Vice President, Industrial Sales

Tele: 847-849-4311

Fax: 847-849-4693

cc: Director of Credit

If to MEMC:

MEMC Electronic Materials, Inc.

501 Pearl Drive (City of O’Fallon)

P.O. Box 8

St. Peters, MO 63376

Attention: Jay Kennedy

Vice President, Supply Chain

Tele: 636-474-5326

Fax: 636-474-5158

cc: MEMC General Counsel

16.4 Captions. Captions of the various paragraphs and sections of this Agreement are included for reference only, shall not be construed as part of this Agreement and shall not be used to define, limit, extend or interpret the terms of this Agreement.

16.5 Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the written consent of the other Party. Notwithstanding the foregoing, either Party may assign this Agreement without restriction to any of its affiliated entities upon providing written notice to the other Party, provided no such transfer shall operate to relieve the transferring Party of its obligations hereunder.

16.6 Governing Law. This Agreement, including all exhibits hereto, shall be interpreted in accordance with the laws of the State of North Carolina.

16.7 Severability. If any provision of this Agreement shall be deemed illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of any legal and enforceable provisions hereof, unless such illegality or unenforceability shall destroy the underlying business purpose of this Agreement.

16.8 Entire Agreement. This Agreement, including any Exhibit attached hereto, constitutes the entire agreement between the Parties with respect to the operation and maintenance of the FSA/STF Production Equipment and the purchase and sale of STF, and supersedes any and all prior agreements (including, but not limited to, the Original Agreement), understandings and conditions by and between the Parties on the subject matter of this Agreement, and, except as otherwise provided in this Agreement, this Agreement may be modified or amended only by a writing executed by the Parties to this Agreement.

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16.9 Cumulative Remedies. Each and every right and remedy under this Agreement is cumulative with each and every other right and remedy in this Agreement or in any other agreement between the Parties or under applicable law.

16.10 Counterparts. For the convenience of the Parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PCS PHOSPHATE COMPANY, INC.		MEMC ELECTRONIC MATERIALS, INC.

By:	/s/ Thomas J. Regan, Jr.	By:	/s/ Sean Hunkler
Title:	President	Title:	SVP, Manufacturing

PCS SALES (USA), INC.

By:	/s/ G. David Delaney
Title:	President

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Schedule of Exhibits

A. Summary of Capital Cost for the STF [*****] Project

B. Example of Letter of Credit

C. Example of the Reduction of the Letter of Credit

D. Plot Plan for Battery Limits of STF [*****] Units

E. MEMC FSA Supply Schedule

F. FSA Specification

G. Protocol for Establishing STF Specification

H. Protocol to Determine the Impact of STF Production on Phosphoric Acid Filter Production Rates

I. Definition of Direct Cash Operating Costs for STF Units [*****] and example

J. Testing Protocol for Success Criteria

K. Example of Adjustment to Base Price

L. Calculation of the PPI Adjustment

M. MEMC STF Technology